Exhibit 10.59
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Neil Josephson (“Employee”) and Zymeworks Biopharmaceuticals Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, Employee was employed at-will by the Company pursuant to that certain April 29, 2019 Employment Agreement between Employee and the Company (the “Employment Agreement”);
WHEREAS, Employee separated from employment with the Company effective January 3rd, 2023 (the “Separation Date”); and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS

1.Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a.Salary Continuation. For the twelve (12) month period immediately following the Separation Date (the “Severance Period”), the Company will pay Employee the equivalent of Employee’s base salary in effect as of the Separation Date (i.e., US$40,000 per month), which will be paid, less applicable withholdings, on each of the Company’s regular payroll dates during the Severance Period, subject to the payment timing provisions in Section 9 below.

b.COBRA Reimbursement. The Company shall directly pay the premiums, or shall reimburse Employee for the payments Employee makes, for COBRA coverage for a period of up to the first twelve (12) full calendar months that occur after the Separation Date, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA direct pay or reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this paragraph.

c.General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1. Employee acknowledges that the consideration listed in this Section 1 constitutes the severance payments and benefits described in Section 4.2 of the Employment Agreement, and that Employee shall be entitled to no further severance payments and benefits, whether under the Employment Agreement or otherwise.

2.Offices and Positions. Employee acknowledges and agrees that, effective as of the Separation Date, Employee is deemed to no longer hold any positions and offices as an employee and officer of the Company and its affiliates. Employee also agrees to execute any necessary documents or other forms necessary to effectuate or document the foregoing as a matter of local, state, federal, or international law.
3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, each of its parent and subsidiary corporations, and its and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, predecessor and successor corporations and assigns, each in their capacities as such (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Washington Law Against Discrimination (RCW ch. 49.60); other Washington sex and age discrimination laws (e.g., RCW 49.12.200, 49.44.090); Washington laws regarding prohibited employment practices (RCW ch. 49.44); the Washington Equal Pay Opportunity Act (RCW ch. 49.58); Washington whistleblower protection laws (e.g., RCW 49.60.210, 49.12.005, and 49.12.130); the Washington Family Care Act (RCW 49.12.265 to 49.12.295); the Washington Family Leave Act (RCW ch. 49.78); the Washington Military Family Leave Act (RCW ch. 49.77); the Washington Paid Family and Medical Leave Act (RCW ch. 50A.04); the Washington Minimum Wage Act (RCW ch. 49.46); the Washington law regarding non-competition agreements (RCW ch. 49.62); Washington wage, hour, and working conditions laws, and all other provisions of the Washington Industrial Welfare Act (RCW ch. 49.12); the Washington Wage Payment Act (RCW ch. 49.48); and the Washington Wage Rebate Act (RCW ch. 49.52);
e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Article 9 of the Employment Agreement, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.

4.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.
5.Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
6.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
7.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) disclosing or discussing conduct, or the existence (but not the amount) of a settlement involving conduct, that Employee reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy (any of the foregoing, “Permitted Disclosures”); and/or (ii) filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company confidential information to any parties other than the Government Agencies, unless such information relates solely to the subject matter of Permitted Disclosures, in which case its permissible disclosure is not limited to the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.
8.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
9.Section 409A.
a.It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees have any liability or obligation to reimburse, indemnify or hold harmless Employee for any taxes or costs that may be imposed on or incurred by Employee as a result of Section 409A. The Parties acknowledge and agree that Employee has experienced a “separation from service” within the meaning of Section 409A on the Separation Date.
b.It is intended that none of the payments under this Agreement will constitute deferred compensation under Section 409A, but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 409A or as separation pay resulting from an involuntary separation from service as described in Section 409A. No portion of the severance payments and benefits due to Employee will be paid or provided prior to the date this Agreement becomes effective. Except as required by subsection (c) below, any installment payments that would have been made to Employee during the period immediately following the Separation Date through the effective date of this Agreement but for the preceding sentence will be paid to Employee on the Company’s first regular payroll date that occurs after the effective date of this Agreement or, if later, the Company’s first regular payroll date that occurs in calendar year 2023, and the remaining payments shall be made as provided in Section 1. In no event will Employee have discretion to determine the taxable year of payment for any payments in Section 1.
c.Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A as of the Separation Date, then any severance payments or benefits under this Agreement and any other severance payments or separation benefits to be paid or provided to Employee, that in each case, when considered together, that would be considered deferred compensation under Section 409A (“Deferred Payments”) that are payable within the first six (6) months following the Separation Date will become payable on the first date on or after the date six (6) months and one (1) day following the Separation Date. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
10.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
11.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of (a) as provided in Section 4.7 of the Employment Agreement, and (b) the Zymeworks Inc. Amended and Restated Stock Option and Equity Compensation Plan and the related restricted stock unit award agreements and stock option award agreements regarding awards to Employee.
12.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.
13.Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Washington.
14.Effective Date. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
15.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
NEIL JOSEPHSON, an individual
Dated: March 3, 2023    /s/ Neil Josesphson
Neil Josephson
ZYMEWORKS BIOPHARMACEUTICALS INC.
Dated: March 3, 2023    By: /s/ Kenneth Galbraith
Kenneth Galbraith
Chief Executive Officer